THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF, MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF, PURSUANT TO THE TERMS OF THIS NOTE.

IQSTEL, INC.

SENIOR SECURED PROMISSORY NOTE

Initial Issuance Date: October 20, 2026

Principal: $1,500,000.00

Tranche A Funding Date: October 20, 2026

Tranche A Maturity: October 20, 2028

Tranche B Funding Deadline: December 1, 2026

Tranche B Maturity: 24 months

FOR VALUE RECEIVED, iQSTEL, Inc., a Nevada corporation (the “Maker” or “Company”), promises to pay to the order of M2B Funding Corp., a Florida corporation, or registered assigns (the “Holder”), the aggregate principal actually advanced, up to $1,500,000, together with interest and other amounts payable under this Senior Secured Promissory Note (the “Note”). No original issue discount is contemplated. The Company shall maintain a tranche-by-tranche loan ledger. In exchange for delivery of this Note on the Funding Dates referred to above, the Holder shall lend the Maker $1,500,000.00 in United States dollars.

ARTICLE 1 — FUNDING, INTEREST AND REPAYMENT

1.1  Purchase Agreement. This Note is issued pursuant to the Securities Purchase Agreement dated October 20, 2026 between Maker and Holder (the “Purchase Agreement”), if executed. Defined terms in the Purchase Agreement apply only to the extent not inconsistent with this Note. In a conflict regarding payment obligations, this Note controls.

1.2  Advances. Holder shall advance $750,000 on October 20, 2026 (“Tranche A”) and an additional $750,000 on or before December 1, 2026 (“Tranche B”), subject to the closing conditions and absence of an Event of Default under the Transaction Documents. The Tranche B funding date shall be the date funds are actually received by Maker. No interest accrues on an unfunded amount. Maker may not demand funding after December 1, 2026 without Holder’s written consent, which may be withheld, delayed, denied, or conditioned for any reason or for no reason in Maker’s sole and absolute discretion.

1.2 A Closing Fees; Net Proceeds. At the initial Closing, Maker shall pay Holder a $10,000 legal fee and a

$10,000 non-accountable expense fee, fully earned and nonrefundable. Holder may deduct such $20,000 from its $750,000 Tranche A advance, resulting in $730,000 net cash proceeds to Maker. The full $750,000 is deemed advanced and bears interest. No further fee deduction applies to Tranche B absent written agreement. Across both Purchasers, the aggregate fees are $30,000 and aggregate net proceeds, assuming full funding, are $2,970,000.

1.3    Interest. Interest accrues separately on the unpaid funded principal of each tranche at 18% per annum, computed on a 360-day year of twelve 30-day months, beginning on its actual funding date. Accrued interest is payable monthly in arrears on the first Trading Day of each month, beginning November 2, 2026 for Tranche A and on the first Trading Day of the month following Tranche B funding for Tranche B, and on each tranche’s maturity. The Company shall pay interest in cash unless Holder separately agrees in writing to another form of payment. No interest is guaranteed for any period following an actual principal repayment.

1.4   Scheduled Principal. Each tranche shall be repaid in four equal installments of 25% of its original funded principal ($187,500 per tranche), on the dates six, twelve, eighteen and twenty-four months after that tranche’s actual funding date. The fourth installment is the final maturity payment for that tranche. All unpaid interest, costs and other amounts applicable to a tranche shall also be paid by its maturity. A non-Trading Day payment date moves to the next Trading Day.

1.5    Company Election to Pay Principal in Cash or Stock. At Maker’s sole option, any scheduled principal installment may be discharged in cash or in fully paid and nonassessable shares of Common Stock (“Payment Shares”), provided Maker delivers an irrevocable written election at least five Trading Days before the due date. The number of Payment Shares equals the principal amount elected for stock payment divided by the Stock Payment Price. “Stock Payment Price” means the lowest VWAP in the prior 10 trading days. Until the parties agree in writing on that formula, principal is payable solely in cash. No stock election is effective if the issuance would violate applicable law, Nasdaq rules, beneficial ownership limitations or the authorized-share requirement. Maker shall then pay cash on the original due date. Interest remains payable in cash. Holder has no conversion right, optional or otherwise, under this Note.

1.6   Stock Delivery. For a valid stock payment election, Maker shall cause its transfer agent to deliver Payment Shares by DWAC or other DTC-eligible delivery, where lawful, no later than the scheduled payment date. Otherwise, the transfer agent shall deliver the Payment Shares by book entry notation. Maker bears all transfer agent, DTC and issuance costs. If shares are not timely delivered, the principal installment remains outstanding and is immediately payable in cash, without prejudice to Default Interest, damages, enforcement expenses and all other remedies. Restrictive legends shall be removed only when permitted under the Securities Act and supported by applicable documentation.

1.7    Securities Character; Rule 144. The parties intend that this Note constitute a security for purposes of applicable federal securities law. The Company acknowledges that the Holder is acquiring this Note for investment and that any Payment Shares may constitute securities issued in satisfaction of outstanding indebtedness. Nothing herein represents or guarantees Rule 144 eligibility, holding-period tacking, freely tradable status or exemption from registration; those determinations shall be made under applicable law based on the facts at issuance and payment.

1.7 A Piggyback Registration Rights. Holder shall have the registration rights set forth in Section 4.4A of the Securities Purchase Agreement for the shares underlying its Pre-funded Warrant and any Payment Shares issued or issuable under this Note. The Company shall include such shares in its next eligible registration statement, subject to applicable SEC requirements and the conditions in the Purchase Agreement.

1.8   Prepayment. Retaining the economic structure of Section 1.3 of the January Precedent (as that term is defined below), Maker may prepay outstanding funded principal, together with accrued interest and a prepayment premium equal to 10% of the principal prepaid, upon fifteen (15) Trading Days’ written notice, so long as no Event of Default exists.

1.9   Security. All obligations under this Note are secured by the collateral described in a contemporaneous Security Agreement. The parties intend a first-priority perfected security interest, subject only to liens expressly identified in an agreed permitted-lien schedule and any written intercreditor agreement accepted by Holder. Maker shall authorize UCC filings and execute all instruments reasonably required to perfect and maintain Holder’s security interest. No description in this Note alone substitutes for the Security Agreement or perfection filings.

2

1.10     Equity Kicker. At the initial Closing, Maker shall issue to Holder a separate pre-funded warrant covering 210,000 shares of Common Stock (subject to adjustment under that warrant), exercisable at $0.0001 per share. The warrant is issued in full at the initial Closing, regardless of whether Tranche B is funded, and shall not be reduced for any unfunded portion. The warrant and Purchase Agreement govern exercise, consideration allocation, registration rights and related share-delivery mechanics. The parties shall confirm the economic and accounting treatment of the warrant consideration before execution.

ARTICLE 2 — EVENTS OF DEFAULT AND REMEDIES

2.1  Events of Default. The following provisions are incorporated substantively from Article 2 of the January 1, 2024 IQSTEL secured convertible note (“January Precedent”), adapted to eliminate Holder conversion rights and to cover Payment Shares and the new security documents. Each is an Event of Default unless waived in writing by Holder:

(a)  failure to pay principal, interest, premiums, costs or other sums when due, including failure to deliver valid Payment Shares or cash in their place;

(b) failure to perform any covenant or agreement in this Note or any Transaction Document, including restrictions on debt and liens;

(c)  cross-default on indebtedness of $50,000 or more, including an acceleration right;

(d) Company notice of inability or intent not to comply with a valid stock-payment election or share-delivery obligation;

(e)  failure to remove legends when legally required or to cause timely delivery of legally unrestricted shares;

(f)  failure to deliver Payment Shares when due;

(g) failure to reserve shares sufficient for an outstanding valid stock-payment election or the Pre-funded Warrant;

(h)  materially false or misleading representations or warranties;

(i)  voluntary bankruptcy, insolvency, receivership, assignment for creditors or analogous action;

(j)  involuntary bankruptcy or similar proceedings not dismissed or stayed within the periods specified in the January Precedent (sixty (60) days for proceedings; thirty (30) days for analogous actions);

(k)  final money judgments exceeding $50,000 not dismissed or stayed within thirty (30) days;

(l)   material noncompliance with Exchange Act reporting requirements, including untimely SEC reports without a timely Rule 12b-25 extension;

(m)  financial restatement disclosure accompanied by the 20% VWAP decline test in the January Precedent;

(n)  delisting without immediate listing on a qualifying Nasdaq or NYSE market;

(o) failure of legally eligible shares to qualify for unrestricted resale under Rule 144 after the applicable period, subject to the actual legal availability of Rule 144;

(p)  going-private transaction terminating Section 12(b) registration;

(q)  SEC stop order, trading suspension or transfer agent restriction lasting two Trading Days;

(r)  DTC transfer unavailability or chill lasting not less than two Trading Days;

(s)  replacement transfer agent without satisfactory irrevocable instructions where applicable;

(t)  prohibited Variable Rate Transaction;

(u)  loss of DWAC eligibility;

(v)  material noncompliance with Securities Act or Exchange Act;

3

(w)  invalidity, challenge to enforceability or written repudiation of any Transaction Document;

(x) failure to perfect or maintain the agreed senior-priority security interest, or unauthorized lien on collateral; and

(y) failure to fund Tranche B caused by Maker’s failure to satisfy agreed closing conditions, if such failure constitutes a breach of the Transaction Documents.

2.2   Default Interest. From and after an Event of Default and during its continuance, interest automatically increases to the lesser of 24% per annum or the maximum lawful rate, compounds monthly on the basis of a 360-day year, and is payable on the first Trading Day of each month. Upon cure, the ordinary rate resumes prospectively; accrued Default Interest remains due and payable.

2.3  Acceleration and Mandatory Default Amount. If an Event of Default remains uncured for ten (10) Trading Days (with no cure period for voluntary or involuntary insolvency events), Holder may accelerate and demand immediate payment of 120% of the then outstanding funded principal plus accrued and unpaid interest, together with collection and enforcement expenses and other amounts lawfully due (“Mandatory Default Amount”). Holder may enforce the Security Agreement and pursue all remedies at law or equity. Maker shall notify Holder within two (2) Trading Days after becoming aware of an Event of Default. No alternative conversion price or Holder conversion remedy applies.

ARTICLE 3 — PAYMENT SHARES; CORPORATE EVENTS

3.1   No Holder Conversion. Notwithstanding the title or any provision of the January Precedent, this Note is nonconvertible at Holder’s election. All references in the January Precedent to Conversion Notice, Conversion Price, Alternative Conversion Price, conversion resets, anti-dilution adjustments of the Note, and Holder-initiated conversion are intentionally omitted and have no effect herein. Only Maker’s optional stock repayment right in Section 1.5 applies.

3.2  Share Delivery Protections. With respect solely to Payment Shares validly elected by Maker, the obligations to issue fully paid nonassessable shares, DTC/FAST delivery, payment of issuance taxes and fees, no impairment, regulatory compliance, and remedies for delivery failure are retained from Sections 3.2 and 3.6 of the January Precedent to the extent applicable. Any failure to issue lawful Payment Shares by the payment deadline is a failure to pay the relevant principal installment; Holder may demand cash instead.

3.3  Beneficial Ownership. No Payment Shares or Pre-funded Warrant exercise shares shall be issued to the extent issuance would cause Holder and its attribution parties to exceed 4.99% beneficial ownership, calculated under Section 13(d) of the Exchange Act. Holder may increase the limit to no more than 9.99% upon sixty-one (61) days’ prior written notice. If the cap blocks a stock payment, the affected principal shall be paid in cash when due.

3.4    Fundamental Transaction. Maker shall not consummate a Fundamental Transaction without written assumption by a successor of all outstanding Note and Security Agreement obligations on terms reasonably satisfactory to Holder. Upon a Change of Control, Holder may require repayment at 120% of the outstanding balance, following the notice and timing mechanism of January Precedent Section 3.5(c)-(d).

ARTICLE 4 — AFFIRMATIVE AND NEGATIVE COVENANTS

4.1    The covenants in January Precedent Section 4.1(b)-(q) are retained as affirmative obligations and restrictions, as applicable: limitations on additional indebtedness and liens; restricted payments and dividends; restrictions on asset dispositions; preservation of existence, properties, intellectual property and insurance; arm’s-length affiliate transactions; use of proceeds; ordinary-course operation; compliance with Transaction Documents; taxes; and prohibition of unauthorized Variable Rate Transactions. For clarity, any exceptions for Permitted Indebtedness and Permitted Liens must be expressly set out in the Purchase Agreement or Security Agreement, and no undefined “Senior Lender” lien is automatically permitted.

4

4.2  Maker shall furnish evidence of good standing, UCC search results, insurance and such other collateral information as reasonably requested. No new lien senior to or pari passu with Holder’s security interest is permitted absent Holder’s prior written consent.

ARTICLE 5 — MISCELLANEOUS

5.1   Notices. Notices must be written and delivered by email, overnight courier or actual receipt, following the notice effectiveness convention of January Precedent Section 5.1. Notice addresses shall be specified in the Purchase Agreement or separately in writing.

5.2  Governing Law; Venue. This Note and all claims arising out of or relating to this Note shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to conflict-of-laws principles. Maker irrevocably submits to the exclusive jurisdiction of the state courts located in Clark County, Nevada, and the United States District Court for the District of Nevada, for any action arising out of or relating to this Note. Maker waives any objection based on personal jurisdiction, improper venue or forum non conveniens. Nothing herein limits Holder’s right to bring an action in another jurisdiction solely to enforce a judgment or realize upon collateral located there.

5.3 Cumulative Remedies. Remedies are cumulative, including damages, specific performance and injunctive relief, consistent with January Precedent Section 5.4. Maker shall reimburse reasonable attorneys’ fees, enforcement costs and expert expenses as in January Precedent Section 5.5.

5.4  Binding Effect; Amendments; Waivers. This Note binds Maker and its successors. No amendment or waiver is effective unless in writing signed by Maker and Holder. Delay in enforcement is not waiver. Maker waives presentment, demand, protest and, to the extent permitted by law, trial by jury, consistent with January Precedent Sections 5.6, 5.7, 5.10 and 5.11.

5.5  Compliance with Securities Laws. Holder acquires this Note for its own account for investment and agrees not to transfer it in violation of applicable securities laws. Transfers may be made subject to law and the Transaction Documents.

5.6     Definitions. “Trading Day,” “VWAP,” “Exchange Act,” “Securities Act,” “Affiliate,” “Subsidiary,” “Indebtedness,” “Fundamental Transaction,” “Change of Control,” “DTC,” and “Transfer Agent” have the substantive meanings in January Precedent Section 5.12 unless expressly modified herein. “Outstanding Balance” means outstanding funded principal, accrued unpaid interest, premiums, fees, collection costs and other sums due. “Transaction Documents” means this Note, the Purchase Agreement (if executed), Security Agreement, Pre-funded Warrant, and related closing instruments.

5.7   Severability; Counterparts. Invalidity of any provision shall not impair the remainder. This Note may be executed electronically and in counterparts.

5

SIGNATURE

IN WITNESS WHEREOF, Maker has executed this Senior Secured Promissory Note as of October 20, 2026.

IQSTEL, INC.

By: /s/ Leandro Iglesias

Name: Leandro Iglesias

Title: Chief Executive Officer

6